Exhibit 99.1

EVERTEC, Inc. Announces Pricing of Secondary Public Offering

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--September 13, 2013--On September 13, 2013, EVERTEC, Inc. (“EVERTEC”) (NYSE:EVTC) announced the pricing of an underwritten public offering of 20,000,000 shares of its common stock to the public at $22.50 per share by an affiliate of Apollo Global Management, LLC (“Apollo”), Popular, Inc. (“Popular”) (NASDAQ:BPOP), and certain officers and current and former employees of EVERTEC. Apollo and Popular sold 10,808,759 million and 9,057,000 million shares of EVERTEC, respectively, retaining a stake of 14.9% and 21.3%, respectively.

Total cash proceeds received by Popular from the sale of the shares will be approximately $197 million, net of underwriting discounts and commissions. Popular will recognize an after tax gain of approximately $169 million during the third quarter of 2013.

The underwriters of the offering will have a 30-day option to purchase up to an additional 3,000,000 shares of common stock from Apollo.

The offering is expected to close on or about September 18, 2013, subject to customary closing conditions.

About Popular, Inc.

Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks 36th by assets among U.S. banks. In the United States, Popular has established a community-banking franchise providing a broad range of financial services and products with branches in New York, New Jersey, Illinois, Florida and California.

For more information, visit http://www.popular.com.

CONTACT:
Popular, Inc.
Investor Relations:
Brett Scheiner, 212-417-6721
Investor Relations Officer
or
Media Relations:
Teruca Rullán, 787-281-5170
Mobile: 917-679-3596
Senior Vice President, Corporate Communications